Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-52032, 333-116102, and 333-127922 on Form S-8 and Registration Statement No. 333-136014 of our reports dated November 6, 2008, relating to the consolidated financial statements of The Greenbrier Companies, Inc. and the effectiveness of The Greenbrier Companies, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Greenbrier Companies, Inc. for the year ended August, 31 2008.
/s/ Deloitte & Touche
Portland, Oregon
November 6, 2008